UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 10, 2017

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	333-189057-01 (Commission File Number)	94-2969738 (I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California	92122 (Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter)

[_]    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 10, 2017, Retail Opportunity Investments Corp. (the “Company”), as the guarantor, and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”), the operating partnership subsidiary of the Company, as the issuer, entered into a Note Purchase Agreement by and among the Company, the Operating Partnership and the purchasers named therein (the “Note Purchase Agreement”).

The Note Purchase Agreement provides for the issuance by the Operating Partnership of $250.0 million of senior notes in a private placement. Pursuant to the terms of the Note Purchase Agreement, on or prior to December 15, 2017, the Operating Partnership will issue 4.19% Senior Notes due December 15, 2027 in an aggregate principal amount of $250.0 million (the “Notes”).

The Note Purchase Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Note Purchase Agreement contains various affirmative and negative covenants, including limitations on liens, indebtedness, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, use of proceeds and dividends and distributions.

The Note Purchase Agreement also requires the Company to comply with the following financial covenants: (i) minimum consolidated fixed charge coverage ratio of at least 1.50 to 1.00, (ii) maximum consolidated leverage ratio of 60% (though the Company may make an election, not more than three times, to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition (as defined in the Note Purchase Agreement)), (iii) limitations on Restricted Payments (as defined in the Note Purchase Agreement) during the existence of a Default or an Event of Default (each, as defined in the Note Purchase Agreement), subject to certain exceptions, including payments required to maintain the Company's REIT status, (iv) maximum consolidated unencumbered leverage ratio of 60% (though the Company may make an election, not more than three times, to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition), and (v) maximum consolidated secured indebtedness ratio of 40%.

The Note Purchase Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including, but not limited to, with respect to non-payment, breach of terms, covenants or agreements, breach of representations and warranties, cross-defaults, insolvency proceedings, inability to pay debts, attachment, judgments, ERISA events or if any guaranty under the Note Purchase Agreement shall cease to be in full force and effect. The occurrence of an event of default may result in acceleration of payments including the make whole premium described below and the holders of the Notes being permitted to exercise all other rights and remedies available to them.

The Operating Partnership’s performance of the obligations under the Note Purchase Agreement, including the payment of any outstanding indebtedness thereunder, are guaranteed, jointly and severally, by the Company.

The Notes pay interest on June 15 and December 15 of each year, commencing on the first such date following issuance, at a rate of 4.19% per annum, and mature on December 15, 2027, unless prepaid earlier by the Operating Partnership. The Operating Partnership may prepay the Notes, in whole or in part, at any time at a price equal to the outstanding principal amount of such Notes plus a make-whole premium (determined as the amount, if any, of the discounted value of the remaining scheduled payments with respect to the called principal of such Notes that exceeds such called principal, but in no event will such make-whole premium be less than zero). In addition, the Company is required to offer to prepay the Notes at par upon a change in control.

The foregoing description of the Note Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On November 13, 2017, the Company issued a press release announcing that it had entered into the Note Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Note Purchase Agreement, dated as of November 10, 2017, by and among Retail Opportunity Investments Partnership, LP, Retail Opportunity Investments Corp. and the purchasers named therein.

99.1	Press Release, dated November 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2017	RETAIL OPPORTUNITY INVESTMENTS CORP.

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Dated: November 13, 2017	RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

	By:	RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer